Exhibit 99.1

FOR IMMEDIATE RELEASE: September 28, 2007

CONTACT:	Donald W. Jewell	Patrick W. Hurley
	Interim Chief Executive Officer	Chief Financial Officer,
	and President	Secretary and Treasurer
	(303) 320-8800	(303) 320-8800

SPORT-HALEY, INC. REPORTS FOURTH QUARTER UNAUDITED RESULTS

Denver, Colorado – September 28, 2007 - Sport-Haley, Inc. (NASDAQ NMS: SPOR) (the “Company”) today announced results of operations for the fourth quarter of its 2007 fiscal year. The Company reported net loss of ($465,000) for the fourth quarter of its fiscal year ended June 30, 2007, or ($0.19) per share, as compared with net income of $204,000, or $0.08 per share, in the fourth quarter of the previous fiscal year.

For the quarter ended June 30, 2007, net sales decreased by 40%, or $3,109,000, to $4,757,000 from $7,866,000 in the same period in the prior fiscal year. Gross profit decreased by 21%, or $467,000, to $1,766,000 from $2,233,000.

The comparative decreases in net sales and gross profit generally relate to the consolidation of the operations of Reserve Apparel Group LLC (“Reserve Apparel”) with the operations of Sport-Haley, Inc. As previously reported: Reserve Apparel was formed in November 2005 in order that we may introduce Top-Flite® branded apparel in Wal-Mart stores; in September 2006, Sport-Haley, Inc. purchased the minority interest in Reserve Apparel, and has owned a 100% interest in Reserve Apparel since that time; and, in late September 2006, Reserve Apparel was notified that Wal-Mart had chosen to develop its own private label for golf apparel and discontinue selling Top-Flite® branded apparel. For the quarters ended June 30, 2007 and 2006, respectively, sales of Top-Flite® branded apparel were $0 and $2,027,000. Gross profit with regard to sales of Top-Flite® branded apparel was $0 and $96,000 for the quarters ended June 30, 2007 and 2006, respectively. In fiscal 2007, we received an order for Top-Flite® apparel from one retailer for a test in 50 of its stores, the first delivery of which we shipped in September 2007.

For further information regarding our 2007 fiscal year, including the fourth fiscal quarter thereof, refer to our annual report on Form 10-K for the fiscal year ended June 30, 2007, which we plan to submit to the Securities and Exchange Commission in today’s business.

Sport-Haley, Inc. designs, purchases, contracts for the manufacture of and markets women’s and men’s fashion golf apparel and outerwear under the SPORT HALEY® and Ben Hogan® labels. The fashion golf apparel collections, known for their innovative designs, quality fabrics, generous fits and classic styles, are primarily marketed in the premium and mid-priced markets, through a network of independent sales representatives and distributors, to golf professional shops, country clubs, resorts and exclusive department stores within the United States and by certain distributors within international markets. Reserve Apparel Group LLC, a wholly owned subsidiary of Sport-Haley, Inc.,

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designs, purchases, contracts for the manufacture of, markets and distributes branded golf apparel and outerwear under the Top-Flite® label to mass retailers and other big-box type high sales volume retail stores. Ben Hogan® fashion apparel and Top-Flite® branded apparel are distributed pursuant to a licensing agreement with Callaway Golf Company, which we consider to be a key component of our business strategies.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: When used in this release, the words “may,” “will,” “expect,” “anticipate,” “continue,” “estimate,” “project,” “intend,” “believe,” and similar expressions, variations or the negative of these words, and any statement regarding possible or assumed future results of operations of our business, the markets for our products, anticipated expenditures, regulatory developments or competition, or other statements regarding matters that are not historical facts, are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Such  forward-looking statements are subject to various risks and uncertainties, including, but not limited to, the following: our ability to successfully anticipate fashion trends, design favorably accepted fashion golf apparel, effectively advertise and communicate within the marketplace, and penetrate our chosen distribution channels; competition within golf apparel markets; business conditions and growth in the fashion golf apparel market and the general economy; our ability to successfully forecast sales and optimize inventory levels; our ability to successfully manage risks associated with the trend of an increasing relative percentage of sales with respect to licensed apparel, such as the Ben Hogan® apparel collections; establishing markets for our Top-Flite® apparel which provide the annual sales amount required by Callaway to satisfy the minimum royalty payments due in accordance with the license agreement for Top-Flite® apparel; loss of certain third party suppliers, and/or delays in receiving garments from third party suppliers caused by various factors, including lost or reduced manufacturing capacity or significant suppliers, labor shortages, timely performance of third parties, transportation difficulties, and others; significant delays in deliveries from third party suppliers;  unsatisfactory recourse with regard to nonconforming goods received from foreign suppliers; political and international trade relations; changes in international trade quota systems for apparel; significant reliance upon several individual foreign suppliers; reliance upon a certain foreign person, responsible for maintaining relationships with and monitoring the performance of certain of our significant foreign suppliers; consumer spending on golf apparel; general global economic and political conditions resulting from threats or acts of war or terrorism and responses thereto; access to capital; maintaining satisfactory relationships with commercial banking institutions; establishing controls with regard to and maintaining the integrity of technology and information systems; and, reliance upon executive officers and key employees. Additional information on these and other factors that could affect our financial results is included in the discussion below and in our Form 10-K for the year ended June 30, 2007. There may be other factors not mentioned above, in the discussion below or included in our Securities

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and Exchange Commission filings that may cause actual results to differ materially from any forward-looking statements. The reader should not place undue reliance on any forward-looking statements. Neither the Company nor any of its corporate officers or key employees assumes any obligation to update any forward-looking statements as a result of new information, future events or developments, except as required by securities laws.

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SPORT-HALEY, INC.

Unaudited Financial Information

	Three Months Ended		Fiscal Year Ended
	June 30,		June 30,
	2007	2006	2007	2006

Statements of Income Data

Net sales	$4,757,000	$7,866,000	$18,893,000	$20,962,000

Gross profit	1,766,000	2,233,000	6,688,000	6,912,000

Other operating costs	2,357,000	2,355,000	8,274,000	8,017,000

Income (loss) from operations	(591,000)	(122,000)	(1,586,000)	(1,105,000)

Net income (loss)	(465,000)	204,000	(1,301,000)	(415,000)

Basic earnings (loss) per common share	$(0.19)	$0.08	$(0.50)	$(0.15)

Basic average weighted shares outstanding	2,284,000	2,770,000	2,580,000	2,749,000

	June 30,
	2007	2006

Balance Sheets Data

Current assets	$13,547,000	$17,411,000

Total assets	13,949,000	18,027,000

Current liabilities	2,389,000	2,956,000

Long-term liabilities	—	34,000

Contingent liabilities	178,000	—

Stockholders’ equity	11,382,000	15,015,000

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